Exhibit 99.1

For Release: Thursday, Jan. 3, 2013, 10 a.m. EST

GM's U.S. Sales up 5 percent in December

DETROIT - General Motors Co.'s (NYSE: GM) U.S. dealers delivered the company's highest December sales in five years, with deliveries up 5 percent year over year to 245,733 vehicles.

December was also GM's best retail sales month of 2012. Retail volume was up 38 percent from November - about double the industry's estimated increase. Incentive spending was competitive with industry-wide levels, according to J.D. Power PIN estimates, and remains below many Asian and domestic competitors.

“All four GM brands increased their sales year over year in December and we were strong across the board in cars, crossovers and pickup trucks,” said Kurt McNeil, vice president of U.S. sales operations. “We also achieved an important fuel economy milestone. In December, GM became the first U.S. automaker to sell more than 1 million vehicles in a single year that get an EPA-estimated 30 mpg or better on the highway.”

December Highlights

•	Total GM passenger car sales increased 14 percent compared with a year ago. Crossover sales were up 2 percent and sales of trucks, which include pickups, vans and SUVs, were equal to a year ago.

•	Compared with November, total car sales increased 18 percent, truck sales increased 52 percent and crossover sales increased 22 percent.

•
Combined mini, small and compact car sales were up 52 percent year over year driven by continued strong Buick Verano, Chevrolet Spark and Sonic sales; a 27 percent increase for the Chevrolet Cruze; and a 72 percent increase for the Chevrolet Volt.

•	Cadillac posted a double-digit year-over-year sales increase for the third consecutive month.

•	Cadillac passenger car sales increased 64 percent year over year as the all-new ATS and XTS continue to establish themselves in the luxury market.

•	Year-over-year sales of the Chevrolet Silverado increased 6 percent and sales of the GMC Sierra were up 13 percent. GM pickup sales were the highest since September 2008.

Highlights	Dec. Total Sales	Total Change vs. Dec. 2011	Dec. Retail Sales	Retail Change vs. Dec. 2011	2012CY Sales	2012 vs. 2011	2012 Retail Sales	Retail Change 2012 vs. 2011
Chevrolet	167,091	3.7%	123,021	0.9%	1,851,646	4.3%	1,269,679	3.0%
GMC	43,921	4.7%	37,626	(0.6)%	413,881	4.0%	349,168	2.4%
Buick	16,473	10%	15,659	8.9%	180,408	1.6%	162,986	5.7%
Cadillac	18,248	12.2%	16,775	5.0%	149,782	(1.7)%	140,625	2.4%
Total GM	245,733	4.9%	193,081	1.5%	2,595,717	3.7%	1,922,458	3.1%

“GM's strong finish in 2012, the industry's momentum and the overall health of the U.S. economy make us optimistic about 2013,” McNeil said. “The budget compromise reached in Washington this week removes uncertainty and clears the way for full-year light vehicle sales to rise to the 15 million to 15.5 million unit range in 2013.”

Inventory	Units @ Dec. 31, 2012	Days Supply (selling day adjusted)	Units @ Nov. 30, 2012	Days Supply (selling day adjusted)
All Vehicles	717,025	76	788,194	106
Full-size Pickups	221,649	80	245,853	139

Industry Sales	Dec. SAAR (est.)	Calendar Year (est.)
Light Vehicles	15.6 million range	14.5 million range

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	December			(Calendar Year-to-Date) January - December
	2012	2011	%Change Volume	2012	2011	%Change Volume
Enclave	6,052	5,555	8.9	56,703	58,392	(2.9)
LaCrosse	4,074	5,360	(24.0)	57,076	58,474	(2.4)
Lucerne	1	712	(99.9)	971	20,358	(95.2)
Regal	1,526	3,086	(50.6)	24,616	40,144	(38.7)
Verano	4,820	261	***.*	41,042	265	***.*
Buick Total	16,473	14,974	10.0	180,408	177,633	1.6
ATS	2,979	—	***.*	7,008	—	***.*
CTS	3,372	5,420	(37.8)	46,979	55,042	(14.6)
DTS	—	166	***.*	465	11,589	(96.0)
Escalade	1,371	1,890	(27.5)	12,615	15,079	(16.3)
Escalade ESV	927	1,119	(17.2)	8,083	8,388	(3.6)
Escalade EXT	256	262	(2.3)	1,934	2,036	(5.0)
SRX	6,400	7,324	(12.6)	57,485	56,905	1.0
STS	4	78	(94.9)	164	3,338	(95.1)
XLR	—	—	***.*	—	12	***.*
XTS	2,939	—	***.*	15,049	—	***.*
Cadillac Total	18,248	16,259	12.2	149,782	152,389	(1.7)
Avalanche	2,737	2,546	7.5	23,995	20,088	19.4
Aveo	3	24	(87.5)	67	28,601	(99.8)
Camaro	5,837	6,754	(13.6)	84,391	88,249	(4.4)
Caprice	245	99	147.5	3,734	880	324.3
Captiva Sport	2,707	1,983	36.5	36,935	7,038	424.8
Cobalt	—	5	***.*	11	856	(98.7)
Colorado	1,293	2,970	(56.5)	36,840	31,026	18.7
Corvette	1,291	1,038	24.4	14,132	13,164	7.4
Cruze	21,230	16,675	27.3	237,758	231,732	2.6
Equinox	19,551	18,195	7.5	218,621	193,274	13.1
Express	7,387	8,461	(12.7)	76,808	71,943	6.8
HHR	—	150	***.*	21	37,012	***.*
Impala	9,641	10,479	(8.0)	169,351	171,434	(1.2)
Kodiak 4/5 Series	—	—	***.*	—	10	***.*
Malibu	11,630	13,034	(10.8)	210,951	204,808	3.0
Silverado-C/K Pickup	50,699	47,787	6.1	418,312	415,130	0.8
Sonic	5,990	5,743	4.3	81,247	15,778	414.9
Spark	2,229	—	***.*	12,385	—	***.*
Suburban (Chevy)	5,956	5,930	0.4	48,116	49,427	(2.7)
Tahoe	8,602	8,430	2.0	68,904	80,527	(14.4)
TrailBlazer	—	—	***.*	—	33	***.*
Traverse	7,430	9,326	(20.3)	85,606	107,131	(20.1)
Volt	2,633	1,529	72.2	23,461	7,671	205.8
Chevrolet Total	167,091	161,158	3.7	1,851,646	1,775,812	4.3
Acadia	5,179	7,355	(29.6)	78,280	79,288	(1.3)
Canyon	315	716	(56.0)	8,735	9,590	(8.9)
Envoy	—	—	***.*	—	5	***.*
Savana	1,330	2,530	(47.4)	20,650	17,268	19.6
Sierra	18,710	16,495	13.4	157,185	149,170	5.4
Terrain	11,516	7,724	49.1	97,786	83,179	17.6
Topkick 4/5 Series	—	—	***.*	—	5	***.*
Topkick 6/7/8 Series	—	—	***.*	—	8	***.*
Yukon	3,942	3,968	(0.7)	27,818	34,250	(18.8)
Yukon XL	2,929	3,172	(7.7)	23,427	25,223	(7.1)
GMC Total	43,921	41,960	4.7	413,881	397,986	4.0
GM Vehicle Total	245,733	234,351	4.9	2,595,717	2,503,820	3.7
* 26 selling days for the December period this year and 27 for last year.